EXHIBIT (a)(17)
We believe stockholders agree with our Board that Broadcom’s offer significantly undervalues Emulex, as evidenced by the meager less than three percent of outstanding shares tendered into the offer and the fact that the stock has continuously traded well above Broadcom’s offer since its announcement. We continue to strongly recommend against Broadcom’s offer and their consent solicitation, which is nothing more than an attempt to gain leverage for themselves, replace our Board with hand-picked Broadcom nominees, and further their inadequate offer.